Exhibit 2.3

Execution Version

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made and entered into as of October 27, 2020, by and among Callaway Golf Company, a Delaware corporation (the “Company”), Topgolf International, Inc., a Delaware corporation (“Assignor”), and PEP TG Investments LP (including any successors or the assignees, “Purchaser”) and shall become effective upon the Effective Time (as defined in the Merger Agreement (as defined below)). Capitalized terms used but not defined in this Agreement have the respective meanings ascribed to such terms in the Warrant Agreement (as defined below).

WHEREAS, Purchaser and Assignor are party to that certain Warrant to Purchase Shares of Series E Preferred Stock, dated as of July 6, 2016 (the “Warrant Agreement”);

WHEREAS, on October 27, 2020, the Company and Assignor entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which a newly formed wholly-owned subsidiary of the Company will merge with and into Assignor, with Assignor continuing as the surviving corporation and a wholly-owned subsidiary of the Company; and

WHEREAS, pursuant and subject to the terms and conditions of the Merger Agreement, at the Effective Time, the Company shall assume the obligations of Assignor under the Warrant Agreement in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Assignment and Assumption of Warrant Agreement. Assignor hereby assigns, grants, conveys and transfers to the Company all of Assignor’s rights and obligations under the Warrant Agreement and the Company hereby accepts such assignment and agrees to assume all of Assignor’s duties and responsibilities under the Warrant Agreement, as amended by this Agreement, effective as of the Effective Time (the “Assignment and Assumption”).

2.          Amendment of Warrant Agreement. In connection with the Assignment and Assumption and effective as of the Effective Time, and as permitted under Sections 6(c) and 12 of the Warrant Agreement, the Warrant Agreement is hereby amended as follows:

a.           All references to the “Company” shall be deemed to be references to Callaway Golf Company.

b.           The following definition shall be added to Section 1 of the Warrant Agreement as follows:

(i)          “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of October 27, 2020, by and among Callaway Golf Company, a Delaware corporation, 51 Steps, Inc., a Delaware corporation, and Topgolf International, Inc., a Delaware corporation, as amended, restated, or amended and restated from time to time.

c.           The following definitions shall be deleted and replaced in their entirety in Section 1 of the Warrant Agreement as follows:

(i)          “Shares” shall mean common stock, par value $0.01, of the Company.

(ii)       “Exercise Price” shall mean the amount determined by dividing $11.09 by the Company Equity Award Exchange Ratio (as defined in the Merger Agreement), rounded up to the nearest whole cent. The Exercise Price shall be subject to adjustment from time to time after the Effective Time (as defined in the Merger Agreement) in accordance with Section 6(a).

(iii)        “Exercise Shares” shall mean the Shares issued or issuable upon exercise of this Warrant, subject to adjustment pursuant to the terms herein.

(iv)        “Fair Market Value” shall mean: (i) for Shares or other securities traded or quoted on a Trading Market, the Fair Market Value will be the average of the closing prices of such security on such Trading Market over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; or (ii) for Shares or other securities not traded or quoted on a Trading Market or any other property, Fair Market Value shall be determined by the Board in good faith assuming a willing buyer and a willing seller in an arms-length transaction.

(v)        “Restated Certificate” shall mean that certain Restated Certificate of Incorporation of the Company (as amended, restated, or amended and restated from time to time).

(vi)      The reference to “Investors’ Rights Agreement” in the Notice of Exercise attached to the Warrant Agreement shall be amended to refer to the “Registration Rights Agreement (as defined in the Merger Agreement).” All other references to the “Investors’ Rights Agreement” and all references to the “Voting Agreement” and the “Transaction Agreements” are hereby deleted.

d.           Section 5(c) shall be deleted in its entirety and replaced with the following:

Restricted Securities. The Purchaser understands that this Warrant and the Exercise Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Exercise Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Purchaser must hold the Exercise Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Exercise Shares, or the Common Stock into which they may be converted, for resale except as set forth in the Registration Rights Agreement (as defined in the Merger Agreement). The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Exercise Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

e.           Section 6(a) shall be deleted in its entirety and replaced with the following:

If the Company, at any time while this Warrant is outstanding, (i) makes or declares, or fixes a record date for, any dividend or any other distribution upon any Shares payable in Shares or other equity securities of the Company, or (ii) subdivides (by any stock split, recapitalization or otherwise) outstanding Shares into a greater number of shares, then in each such case the number of Exercise Shares issuable upon the exercise of this Warrant shall be proportionately increased in order to prevent any dilution of the rights of Purchaser contained in this Warrant and the Exercise Price shall be proportionately decreased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding Shares into a smaller number of shares, the number of Exercise Shares issuable upon the exercise of this Warrant shall be proportionately decreased and the Exercise Price shall be proportionately increased. Any adjustment under this Section 6 shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

f.            Sections 7 and 8 are hereby deleted in their entirety.

g.           Section 10 shall be deleted in its entirety and replaced with the following:

Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Purchaser without charge to the Purchaser, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed assignment in a form reasonably satisfactory to the Company, together with funds sufficient to pay any transfer taxes in connection with the making of such transfer. Upon such surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

h.           Section 13 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), if the sender within one Business Day sends a confirming copy of such notice by FedEx or other nationally recognized overnight delivery service, addressed as follows:

If to the Company:

Callaway Golf Company
2180 Rutherford Road
Carlsbad, CA 92008
Attn: Brian P. Lynch
E-mail: brianl@callawaygolf.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA 92130
Attention: Craig M. Garner
Email: craig.garner@lw.com

If to Purchaser:

c/o Providence Equity Partners LLC
50 Kennedy Plaza, 18th Floor
Providence, Rhode Island 02903
Attention: Scott Marimow
Email: s.marimow@provequity.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
100 Federal St., 34th Floor
 Boston, Massachusetts 02110
Attention: Kevin J. Sullivan
Email: kevin.sullivan@weil.com

i.            Section (2) of the Notice of Exercise is hereby deleted in its entirety.

3.         Adjustment to Shares Underlying the Warrant. Upon the Effective Time, after giving effect to the amendments set forth in Section 2, the Warrant shall entitle the Purchaser to subscribe for and purchase a number of Shares equal to 304,621 multiplied by the Company Equity Award Exchange Ratio (as defined in the Merger Agreement), rounded down to the nearest whole Share, subject to adjustment from time to time after the Effective Time in accordance with Section 6(a) of the Warrant Agreement. Following the Effective Time, upon written request by the Purchaser, the Company shall deliver written notice to the Purchaser of the number of Exercise Shares underlying the Warrant and the Exercise Price with respect thereto.

4.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties irrevocably submit to (i) the exclusive jurisdiction of Delaware state courts and any federal court sitting in Delaware for purposes of any suit, action or other proceeding arising out of this letter agreement, or of the transactions contemplated hereby, that is brought by or against such party, and (ii) the exclusive venue of such suit, action or proceeding in Delaware.

5.         Severability. If any provision of this Agreement is invalid or unenforceable, such invalidity shall not invalidate or render unenforceable any other part of this Agreement, but it shall be construed as not containing the particular provision or provisions held to be invalid or unenforceable.

6.           Binding Nature. This Agreement shall be binding on the parties and their respective successors and permitted assigns.

7.          Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to each other party (including by means of facsimile, email or other means of electronic transmission), it being understood that the parties need not sign the same counterpart. Signatures to this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as physical delivery of the paper document bearing the original signature.

8.          Further Assurances. The parties hereby agree to take all such steps and to execute all such additional documents, instruments and certificates as may be necessary or appropriate in order to effect the Assignment and Assumption, and the other provisions hereof, in accordance with the terms hereof.

9.          Termination of Merger Agreement. If the Merger Agreement is validly terminated prior to the Effective Time, this Agreement shall automatically terminate with no further obligations on the part of any party hereto.

[Signature page follows]

The undersigned has signed this Agreement as of the date first set forth above.

CALLAWAY GOLF COMPANY

By:	/s/ Brian P. Lynch
Name:	Brian P. Lynch
Title:	Executive Vice President,
Chief Financial Officer and Chief Legal Officer

SIGNATURE PAGE TO ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

The undersigned has signed this Agreement as of the date first set forth above.

TOPGOLF INTERNATIONAL, INC.

By:	/s/ William Davenport
Name:	William Davenport
Title:	Vice President & Chief Financial Officer

SIGNATURE PAGE TO ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

The undersigned has signed this Agreement as of the date first set forth above.

PEP TG INVESTMENTS LP

By:	PEP TG Investments GP LLC, its General Partner

By:	/s/ Scott Marimow
Name:	Scott Marimow
Title:	Authorized Signatory

Address for notices:

c/o Providence Equity Partners L.L.C.
50 Kennedy Plaza, 18th Floor
Providence, Rhode Island 02903
Attention: Scott Marimow
Email: s.marimo@provequity.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Attention: Kevin J. Sullivan
E-mail: kevin.sullivan@weil.com

SIGNATURE PAGE TO ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT